Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Endeavour Silver Corp. (the “Entity")

We consent to the use of our report dated March 10, 2025 on the consolidated financial statements of Endeavour Silver Corp. (the “Entity”) which comprise the consolidated statements of financial position as of December 31, 2024 and December 31, 2023, the related consolidated statements of comprehensive earnings (loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively the “consolidated financial statements”), and our report dated March 10, 2025 on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2024, which are incorporated by reference in this Registration Statement on Form F-10 dated May 27, 2025 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants

May 27, 2025

Vancouver, Canada